Exhibit 10.1

ANALOGIC CORPORATION

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT (the “Agreement”) by and between Analogic Corporation, a Massachusetts corporation (the “Company”), and John Millerick (the “Executive”), dated December 24, 2008 (the “Agreement Date”).

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined below). Therefore, to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Certain Definitions

(a) An “Affiliate” of, or a Person “Affiliated” with, a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

(b) “Effective Date” means the first date during the Change of Control Period on which a Change of Control occurs; provided that the Executive is employed by the Company on that date.

(c) “Change of Control Period” means the period beginning on the Agreement Date and ending on the third anniversary of the Agreement Date. However, beginning on the first anniversary of the Agreement Date, and on each successive anniversary of the Agreement Date (each of such first and successive anniversaries being referred to herein as a “Renewal Date”), the Change of Control Period will be automatically extended so that it terminates 36 months after the Renewal Date, unless, at least 60 days prior to that Renewal Date, the Company notifies the Executive that the Change of Control Period will not be so extended.

(d) “Company” means, collectively, the Company and its Subsidiaries except for purposes of Section 2 or where the context clearly requires otherwise.

(e) “Person” has the meaning given to that term in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any Person described in and satisfying the conditions of Rule 13d-1(b)(1) under Section 13 of the Exchange Act.

(f) “Subsidiary” means any corporation, limited liability company, partnership or other entity that is an Affiliate of the Company.

2. Change of Control. “Change of Control” means any of the following provided that such event also constitutes a “change in control event” within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder “Section 409A.”

(a) any acquisition or series of acquisitions by any Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan of the Company or any Subsidiary, or (iv) any Person holding common shares of the Company for or pursuant to the terms of such employee benefit plan, which acquisition or acquisitions result in such Person (such Person being referred to herein as the “Acquirer”) becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (the “Acquired Company Securities”) constituting 35% or more of either (i) the then outstanding shares of the common stock of the Company (“Outstanding Company Common Stock”), or (ii) the combined voting power of the Company’s then outstanding securities that are then entitled to vote generally in the election of directors of the Company (“Outstanding Company Voting Securities”), except that any such acquisition or acquisitions of Outstanding Company Common Stock or Outstanding Company Voting Securities by the Acquirer will not constitute a Change of Control where, and so long as, the Acquirer (i) does not ever exercise the voting power of its Outstanding Company Common Stock or its Outstanding Company Voting Securities, (ii) does not ever otherwise exercise control with respect to any matter concerning or affecting the Company, and (iii) promptly, but in no event longer than six (6) months after it acquires the Outstanding Company Common Stock or Outstanding Company Voting Securities, sells, transfers, assigns, or otherwise disposes of, to a person that is not an Affiliate of the Acquirer, that portion of the Acquired Company Securities which is necessary to achieve all of the following results and objectives: to cause the Acquirer to become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Acquired Company Securities that constitute less than 20% of (A) the then existing Outstanding Company Common Stock, and (B) the then existing Outstanding Company Voting Securities; or

(b) approval by the stockholders of the Company of an agreement to merge or consolidate or otherwise reorganize, with or into one or more Persons that are not Affiliates of the Company, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after any such merger, consolidation, or reorganization are, or will be, owned, directly or indirectly, by Persons that were stockholders of the Company immediately before such merger, consolidation, or reorganization.

3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending at the end of the 12th month following the Effective Date (the “Employment Period”).

4. Terms of Employment

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive’s position (including, without limitation, offices, titles, and reporting requirements), authority, duties, and responsibilities shall be at least commensurate in all material respects with the most significant of, and the highest grade or level of, those that were held or exercised by the Executive or assigned to the Executive at any time during the 120-day period immediately preceding the Effective Date, and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any other location less than 35 miles from Ipswich, MA.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full-time attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic, or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements, or teach at educational institutions, and (C) manage personal investments, so long as these activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement, if and to the extent that any such activities have been conducted by the Executive prior to the Effective Date.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive from the Company an annual base salary (“Annual Base Salary”), paid at a biweekly rate, equal to the base salary in effect immediately prior to the Effective Date. During the Employment Period, the Executive’s Annual Base Salary shall be reviewed at least annually and shall be adjusted at any time and from time to time as shall be consistent with adjustments in base salary generally awarded in the ordinary course of business to other peer executives of the Company. Annual Base Salary shall not be reduced after any such increase, and, after any such increase, the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.

(ii) Annual Bonus. The Executive shall be eligible for an annual bonus (the “Annual Bonus”) in accordance with the Company’s then existing incentive plan.

(iii) Incentive, Savings, Retirement and Welfare Plans. The Executive, and the Executive’s family, as the case may be, shall be eligible to participate in and shall receive benefits under, during the Employment Period, all incentive, savings, retirement and welfare plans, practices, policies, and programs generally applicable to other peer executives of the Company, but in no event shall such plans, practices, policies, and programs provide the Executive (or the Executive’s family) with incentive opportunities (measured with respect to both regular and special incentive opportunities), savings opportunities, retirement benefits opportunities or welfare benefits that are, in each case, less favorable, in the aggregate, than the most favorable of the corresponding opportunities that were provided by the Company for the Executive under such plans, practices, policies, and programs as were in effect at any time during the 120-day period immediately preceding the Effective Date.

(iv) Business Expenses. During the Employment Period, the Executive shall be entitled to receive from the Company prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the practices, policies, and procedures of the Company.

(v) Fringe Benefits. During the Employment Period, the Executive shall be entitled to receive from the Company fringe benefits in accordance with the practices, policies, and programs of the Company as were in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date.

(vi) Vacation. During the Employment Period, the Executive shall be entitled to receive from the Company paid vacation in accordance with the most favorable plans, practices, policies, and programs of the Company as were in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that a Disability (as defined below) of the Executive has occurred during the Employment Period, it may give to the Executive written notice of its intent to terminate the Executive’s employment with the Company. The Executive’s employment with the Company shall terminate effective on the Executive’s receipt of such notice (the “Disability Effective Date”). “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 60 consecutive business days as a result of incapacity due to mental or physical illness which is determined by the Board acting reasonably to be total and permanent.

(b) Cause. The Company may terminate the Executive’s employment with the Company during the Employment Period for Cause (as defined below). “Cause” means a material breach by the Executive of this Agreement, gross negligence or willful misconduct in the Executive’s performance of his or her duties with the Company, dishonesty to the Company on the part of the Executive, or the commission by the Executive of a felony that results in a felony conviction of the Executive in a court of competent jurisdiction.

(c) Good Reason. The Executive may terminate the Executive’s employment with the Company during the Employment Period for Good Reason (as defined below). “Good Reason” means:

(i) the assignment to the Executive of any materially lesser responsibilities or duties inconsistent in any respect with the Executive’s position (including, without limitation, offices, titles, and reporting requirements), authority, duties, or responsibilities as contemplated by Section 4(a),

(ii) any failure by the Company to comply with any of the provisions of Section 4(b),

(iii) the Company requiring the Executive to be based at any location other than those locations described in Section 4(a)(i);

(iv) any purported termination by the Company of the Executive’s employment other than as expressly permitted by this Agreement; or

(v) any failure by any successor to the Company to comply with and satisfy Section 12(c), provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of Section 12(c).

(d) Notice of Termination.shall be delivered as follows:

(i) Any termination by the Executive for Good Reason shall be communicated by means of a written notice delivered by the Executive to the Company within 90 days1 of the initial existence of the occurrence or condition on which the Executive bases his claim for Good Reason. If the condition is capable of being corrected, the Company shall have 30 days during which it may remedy the condition. If the condition is fully remedied within such time period, the Company shall notify the Executive in writing with in the 30 day correction period and the Company shall not owe the amounts otherwise required to be paid under this Agreement. If the condition is not corrected, the Executive must leave employment within one year after the Company fails to cure the condition giving rise to the Executive’s claim for Good Reason.

(ii) Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by a Notice of Termination (as defined below) to the other party. A “Notice of Termination” means a written notice that (I) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which shall be not more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance hat contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Company or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights.

(e) Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date of termination that may be specified in the Notice of Termination, provided, however, that (I) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination means the date on which the Company notifies the Executive of such termination, and (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination means the date of death of the Executive or the Disability Effective Date, respectively.

6. Obligations of the Company upon Termination.

(a) All payments of obligations of the Company under this Section 6 shall be distributed subject to the provisions of Appendix A.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations under this Agreement to the Executive’s legal representatives, except for the following obligations (the amounts described in clauses (I), (ii), and (iii) are “Accrued Obligations”):

(i) payment of the Executive’s Annual Base Salary through the Date of Termination to the extent not yet paid;

(ii) Payment of any Annual Bonus earned but not yet paid; and

(iii) Payment of any accrued vacation pay not yet paid.

All Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations under the Agreement to the Executive, except for all Accrued Obligations. All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination.

(d) Cause; Other Termination by the Executive. If the Executive’s employment is terminated for Cause, or if Executive terminates employment for other than Good Reason, in either case during the Employment Period, this Agreement shall terminate without further obligations under this Agreement to the Executive, except for the obligation to pay to the Executive the Annual Base Salary through the Date of Termination to the extent not yet paid.

(e) Other Termination by the Company; Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause and not by reason of the Executive’s Disability or the Executive shall terminate his or her employment for Good Reason:

(i) the Company shall pay to the Executive the aggregate of the following amounts, such amounts to be payable by the Company in a lump sum in cash: subject to the satisfaction of the terms of Section 8 hereof within 60 days after the Date of Termination:

A. all Accrued Obligations (which shall be paid within 30 days after the Date of Termination ;

B. one times the sum of (i) the Executive’s Annual Base Salary, and (ii) any Annual Bonus to which the Executive is entitled under the Company’s then existing incentive plan;

C. up to $25,000 for executive outplacement services actually utilized by the Executive and directly related to the termination of employment, on the receipt by the Company of written receipts or other appropriate documentation;

(ii) for 12 months, or such longer period as any plan, practice, policy, or program may provide, the Company shall continue welfare benefits to the Executive and, where applicable, the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, practices, policies, and programs described in Section 4(b)

(iii) if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes employed elsewhere during the Employment Period and is thereby afforded welfare and insurance benefits that are comparable to those described in Section 4(b)(iii), the Company’s obligation to continue providing the Executive with such benefits shall cease or be correspondingly reduced, as the case may be.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive, or other plans, practices, policies, or programs provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company. This Agreement is not intended to affect the Executive’s rights under the Severance Plan for Management Employees for terminations preceding a Change in Control. Amounts that are vested benefits or that the Executive otherwise is entitled to receive under any plan, practice, policy, or program of the Company on or subsequent to the Date of Termination shall be payable in accordance with such plan, practice, policy, or program, except as may be explicitly provided otherwise in this Agreement.

8. General Release and Waiver. In exchange for the consideration provided under this Agreement, the Executive agrees to sign a General Release and Waiver of age and other discrimination claims on a form provided by the Company at the time of separation. This waiver must be signed (and any applicable revocation period must expire) no later than 60 days after the Termination Date.

9. Confidential Information; Non-Compete.

(a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company and its respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such secret or confidential information, knowledge, or data to anyone other than the Company and those designated by it. In addition, to the extent that the Executive is a party to any other agreements relating to non-competition, confidential information, inventions, or similar matters with the Company, the Executive shall continue to comply with the provisions of such other agreements. In addition to the obligations under this Section 9(a), the Executive shall execute any other documents which relate to the subject matter of this Section 9(a) and which are required generally by the Company of its executive officers, and such other documents already executed or executed after the effective date of this Agreement shall thereby become part of this Agreement. Nothing in this Agreement shall be construed as modifying any provisions of such other agreements or documents. In the case of any inconsistency between such other agreements and documents and this Agreement, the broader provision shall prevail. If the Executive breaches this Section 9(a) or a covenant not to compete or confidentiality provision in any such other agreement or document, that breach shall be considered a breach of this Agreement. In addition to any other rights the Company may have for such breach if such breach occurs after the termination of employment, the Executive shall forfeit the benefits under Section 6(d). If such breach is determined retroactively, the Executive shall pay promptly to the Company the amount the Company paid or incurred to provide any benefits to Executive after the date of such breach.

(b) The Executive acknowledges that the Company will suffer damages incapable of ascertainment if any of the provisions of subsection (a) are breached and that the Company will be irreparably damaged if the provisions of subsection (a) are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of subsection (a), the Executive agrees and consents that in addition to any other remedies available to the Company, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of subsection (a). The Executive agrees not to urge in any such action that an adequate remedy exists at law.

10. Public Announcements. The Executive shall not issue any press release or otherwise make any public statement with respect to the Company, this Agreement, or the transactions contemplated herein.

11. Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, or any breach hereof, shall be determined and settled by arbitration to be held in Boston, Massachusetts, pursuant to the commercial rules of the American Arbitration Association or any successor organization and before a panel of three arbitrators. Any award rendered shall be final, conclusive, and binding on the parties.

12. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to all or substantially all of its business or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

13. Miscellaneous.

(a) All notices and other communications given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the calendar day following the date such notice is sent if (A) delivered by hand, or (B) delivered via overnight delivery by Express Mail, Federal Express, or other national overnight delivery service, or (ii) on the fifth (5 th ) calendar day following the date such notice is sent, if sent by registered or certified mail, return receipt requested, in every case, to the appropriate party at the address given below for such party (or to such other address designated by the party in writing and delivered to the other party pursuant to this Section 13(a)).

If to the Executive:

Mr. John Millerick

212 Country Club Way

Ipswich, MA 01938

If to the Company:

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

Attn: President

(b) The Company shall deduct or withhold from salary payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable law now in effect or that may become effective during the term of this Agreement (including, without limitation, social security contributions and income tax withholdings).

(c) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws. The Executive consents to jurisdiction in Massachusetts and venue in Suffolk County for purposes of all claims arising under this Agreement. The captions of this Agreement are not part of the provisions of this Agreement and shall have no force or effect. Except as specifically referenced in this Agreement (including, without limitation, agreements referenced in Section 7 which shall be treated as being specifically referenced in this Agreement), no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, have been made by either party that are not expressly set forth in this Agreement. No provision of this Agreement may be waived, modified, or amended, orally or by any course of conduct, unless such waiver, modification, or amendment is set forth in a written agreement duly executed by the parties or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The Executive’s or the Company’s failure to insist on strict compliance with any provision in any particular instance shall not be deemed to be a waiver of that provision or any other provision.

IN WITNESS WHEREOF, the Executive has set his or her hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above.

ANALOGIC CORPORATION

By:	/s/ James W. Green
James Green
President and CEO

EXECUTIVE:

/s/ John J. Millerick
John Millerick

Appendix A: Payments Subject to Section 409A

Subject to the provisions in this Appendix A, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:

1. It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

2. If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

3. If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(a) Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(b) Each installment of the severance payments and benefits due under this Agreement that is not described in paragraph (a) above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the Executive’s taxable year in which the separation from service occurs.

4. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph 8.4, the “Company” shall include all persons with whom Skyworks would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

5. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

6. The Company may withhold (or cause to be withheld) from any payments made under this Agreement, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.